EXHIBIT 10.47

AMENDMENT

OF

PURCHASE AND SALE AGREEMENT

AGREEMENT made as of the 30th day of June, 2003, among BENTHOS, INC., a Massachusetts corporation (“Benthos”); LEUMAS, LLC, a Delaware limited liability company (‘Leumas”); EVETS, LLC, a Delaware limited liability company (“Evets”) (Benthos, Leumas and Evets are sometimes hereinafter collectively referred to as “Seller”); and the FALMOUTH ECONOMIC DEVELOPMENT & INDUSTRIAL CORPORATION, a Massachusetts economic and development corporation organized pursuant to M. G. L. c 121C by vote at the Falmouth Annual Town Meeting on April 7, 1981 (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer executed and delivered a certain Purchase and Sale Agreement, dated March 21, 2003, with respect to the sale by Seller to Buyer of approximately 26.12 acres of real estate and the improvements thereon situated off North Falmouth Highway-Route 28A-Falmouth, Massachusetts (the “Agreement”); and

WHEREAS, Seller and Buyer want to amend the Agreement and reduce such amendment to writing.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer, intending to be legally bound, hereby mutually agree as follows:

1.   Exhibit A to the Agreement entitled “DESCRIPTION OF THE PREMISES” is deleted in its entirety and the attached Exhibit A is substituted therefor.

2.  Section 7 of the Agreement entitled “PURCHASE PRICE” is deleted in its entirety and the following is substituted therefor:

“The agreed purchase price for the South Side Parcel is One Million Three Hundred Thousand and no/100 ($1,300,000) Dollars, of which

$50,000	have been previously paid

$1,250,000	are to be paid at the time of the delivery of the deed in cash, or by certified cashier’s, treasurer’s or bank check(s)

$1,300,000	Total

The agreed purchase price for the North Side Parcel is One Million Two Hundred Thousand and no/100 ($1,200,000) Dollars, of which

$50,000	have been previously paid

$1,150,000	are to be paid at the time of the delivery of the deed in cash, or by certified cashier’s, treasurer’s or bank check(s)

$1,200,000	Total”

3.  Section 8 of the Agreement, entitled “TIME FOR PERFORMANCE: DELIVERY OF DEED” is amended by deleting the first sentence thereof which begins “Such deed is. . .” and substituting the following therefor:

“The deeds for the South Side Parcel and the North Side Parcel shall be delivered in accordance with the provisions of Section 6B of the Rider to this Agreement and shall be delivered at the Barnstable County Registry of Deeds, or at BUYER’s option, at the office of BUYER’s attorney, unless otherwise agreed upon in writing.”

4.  Section 6 of the Rider to the Agreement, entitled “Financing Contingency”, is deleted in its entirety and the following is substituted therefor:

“6. Financing Contingency.

(a)  South Side Parcel. Buyer’s obligations hereunder with respect to the South Side Parcel are contingent upon Buyer obtaining satisfactory financing for the purchase of the South Side Parcel on or before the South Side Parcel Contingency Financing Date, as hereinafter defined. The South Side Parcel Contingency Financing Date shall mean the date which is thirty (30) days after:

(i)  approval by the Buyer of the Town of Falmouth Planning Board (the “Planning Board”) Decision (the “Decision”) and covenant (the “Covenant”) for a certain roadway plan, dated February 10, 2003, as revised April 14, 2003 (the “Roadway Plan”) which approval shall be deemed to have been given, unless Buyer provides to Seller written objections, in accordance with the provisions of Section 12 of this Rider, to the Final Roadway Documents, as hereinafter defined, within five (5) days following receipt by Buyer of copies of the executed Covenant, Decision and endorsed Roadway Plan (collectively the “Final Roadway Documents”), or

(ii)  approval by the Buyer of road costs (the “Road Costs”) which Buyer shall obtain within ten business (10) days of receipt by Buyer of the Final Roadway Documents, which approval will be deemed to have been given unless Buyer objects in writing to Seller to such costs within said ten (10) day period, as provided in Section 12 of this Rider, or

(iii) receipt by the Buyer of an ANR Plan reflecting the South Side Parcel (the “ANR Plan”) as filed with the Planning Board for endorsement,

whichever shall last occur.

The Buyer shall pursue such financing in good faith and with due diligence under the circumstances. If the Buyer, having used such due diligence fails to obtain a firm commitment for such loan by 5:00 p.m. on the South Side Parcel Financing Contingency Date, the Buyer may terminate this Agreement by written notice to the Seller as provided in Section 12 of this Rider, received by Seller on or before the South Side Financing Contingency Date, in which event all deposits hereunder shall be promptly returned to the Buyer and this Agreement shall be null and void without further recourse of the parties. The Buyer’s failure to give timely written notice of termination as aforesaid shall be conclusively deemed to constitute the Buyer’s waiver of the right to terminate this Agreement for failure to obtain financing pursuant to this Section 6.

(b)  North Side Parcel. Seller’s obligations hereunder with respect to the North Side Parcel are contingent upon the Buyer obtaining satisfactory financing for the purchase of the North Side Parcel on or before the North Side Parcel Financing Contingency Date, as hereinafter defined. The Buyer shall pursue such financing in good faith and with due diligence under the circumstances. Such due diligence shall include the filing with the Planning Board of an application for approval of the Definitive Subdivision Modification Plan, as hereafter defined, within ten (10) days of the endorsement of the ANR Plan by the Planning Board. If the Buyer, having used such due diligence fails to obtain a firm commitment for such loan by 5:00 p.m. on the North Side Parcel Financing Contingency Date, the Buyer may terminate this Agreement by written notice to the Seller, as provided in Section 12 of this Rider, received by Seller on or before the North Side Parcel Financing Contingency Date, in which event all deposits hereunder with respect to the North Side Parcel shall be promptly returned to the Buyer and this Agreement shall be null and void without further recourse of the parties. The Buyer’s failure to give timely written notice of termination as aforesaid shall be conclusively deemed to constitute the Buyer’s waiver of the right to terminate this Agreement with respect to the North Side Parcel for failure to obtain financing pursuant to this Section 6. The North Side Parcel Financing Contingency Date shall be thirty (30) days after the filing of the application for approval of the Definitive Subdivision Modification Plan with the Planning Board, provided that, in the event of any unforeseen or additional material costs, considerations or restrictions not reasonably anticipated by Buyer that are adopted by the Planning Board and included in the approval of the Planning Board, Buyer shall have an additional fifteen (15) day period following endorsement of the Definitive Subdivision Modification Plan, to obtain the final approval of its lender of its financing commitment.”

5.  A new Section 6A will be added to the Agreement and shall be as follows:

“6A.

(a)  South Side Parcel Roadway Contingency.

With respect to the South Side Parcel, Buyer’s duty to perform hereunder is contingent upon Buyer’s approval of the Final Roadway Documents and the Road Costs pursuant to Sections 6 (a) (i) and 6 a (ii) of this Rider and the endorsement of the ANR Plan referenced in Section 6 (a) (iii). In the event the Final Roadway Documents and/or Road Costs are not approved by the Buyer in accordance with Sections 6 (a) (i) and 6 (a) (ii) of this Rider and/or the ANR Plan is not endorsed by the Planning Board, all deposits hereunder will be promptly returned to the Buyer and this Agreement shall be null and void and without further recourse to the parties.

(b)  North Side Parcel Planning Board Contingency.

With respect to the North Side Parcel, Buyer’s duty to perform hereunder with respect to the North Side Parcel is contingent upon (i) Buyer obtaining approval, at Buyer’s sole cost and expense of the Planning Board of the draft preliminary plan prepared for the Buyer, dated June 3, 2003, which plan Buyer reserves the right to reconfigure the lots therein and otherwise modify (the “Definitive Subdivision Modification Plan”), which approval, endorsement, decisions, conditions, and restrictions shall be reasonably satisfactory to Buyer, and (ii) at Seller’s option, the Planning Board granting Seller an exemption from the Covenant for the benefit of Seller’s Retained Lot, which exemption shall clarify that Seller will not be required to undertake or complete any construction required under the Final Roadway Documents in connection with any site plan review or special permit related to the development of the Seller’s Retained Lot, as hereinafter defined (the “Exemption”). Buyer shall have ninety (90) days from the date of this Amendment to obtain final approval of the Definitive Subdivision Modification Plan and the granting of the Exemption, and if Buyer has exercised all due diligence and good faith, including without limitation the filing with the Planning Board of an application for approval of the Definitive Subdivision Modification Plan and the Exemption within ten (10) days of the endorsement of the ANR Plan, an additional thirty (30) days thereafter in the event such approval has not been obtained due to circumstances beyond Buyer’s control.” In the event the Planning Board does not (i) approve the Definitive Subdivision Plan and (ii) at Seller’s option, grant the Exemption within the prescribed time limits, the deposit with respect to the North Side Parcel will be promptly returned to Buyer and this Agreement with respect to the North Side Parcel will be null and void and without recourse to the parties.

6.  A new Section 6B shall be added to the Rider and shall be as follows:

“6B.  Closing Dates.

(a)  South Side Parcel. Fifteen (15) days following (i) the expiration of the South Side Parcel Financing Contingency Date, or (ii) the endorsement of the ANR Plan, whichever shall last occur.

(b)  North Side Parcel. Fifteen (15) days following the approval and endorsement of the Definitive Subdivision Modification Plan by the Planning Board and the expiration of the applicable appeal period with respect thereto without the filing of an appeal and the granting of the Exemption, whichever shall last occur.

(c)  Notwithstanding any other provision contained in this Agreement, Seller and /or Buyer, at the sole option of each, may terminate this Agreement as follows:

(i)  In the event of any referral, discretionary or otherwise, to the Cape Cod Commission, Seller or Buyer may terminate this Agreement by written notice to the other in accordance with Section 12 of this Rider in which even all deposits hereunder shall be promptly returned to Buyer and this Agreement shall be void and without recourse to the parties.

(ii)  Failure of the transaction with respect to the South Side Parcel to close by September 1, 2003, in which event Seller may terminate this Agreement with respect to the South Side Parcel by providing written notice to Buyer in accordance with Section 12 of this Rider in which event this Agreement shall be terminated and the deposits of Buyer hereunder shall be promptly returned to Buyer and this Agreement shall be null and void and without recourse to the parties.

(iii)  Failure of this transaction with respect to the North Side Parcel to close by December 1, 2003, in which event Seller may terminate this Agreement with respect to the North Side Parcel by providing written notice to Buyer in accordance with Section 12 of this Rider in with which event this Agreement shall be terminated with respect to the North Side Parcel and the deposit of Buyer with respect to the North Side Parcel shall be promptly returned to Buyer and this Agreement with respect to the North Side Parcel shall be null and void and without recourse to the parties.”

7.  Section 8 of the Rider, entitled “Road and Subdivision Plans” is deleted in its entirety and the following Section 8 is substituted therefor:

Section 8 will be entitled “Roadway Improvements” and will be as follows:

“Seller and Buyer will allocate between each other as set forth below all of the costs and expenses of the improvements to Edgerton Drive required by the Final Roadway Documents (the “Roadway Costs”). All Roadway costs incurred after the delivery of the deed to Buyer for the South Side Parcel but prior to the delivery of the deed to Buyer for the North Side Parcel, will be borne 66.67% by

Buyer and 33.33% by Seller. After the delivery of the deed to Buyer for the North Side Parcel, all Roadway Costs will be the sole obligation of Buyer. On the closing date for the delivery of the deed to Buyer for the North Side Parcel, Buyer shall reimburse Seller for all Roadway Costs borne by Seller. In all events, if the North Side Parcel is purchased by Buyer, Buyer will be solely responsible for all Roadway Costs regardless of when incurred and Buyer will indemnify and hold Seller harmless with respect thereto. In the event Buyer purchases the South Side Parcel and does not purchase the North Side Parcel, both Buyer and Seller have the right to recoup from one another, to the extent not paid, any unpaid Roadway Costs required to be paid hereunder. The provisions of this Section 8 shall survive the delivery of the deeds to the South Side Parcel and the North Side Parcel.”

8.  The last sentence in Section 9 of the Rider is amended by deleting the phrase “Section 8” and substituting therefore the phrase “Section 9”.

9.  The first line of Section 10 of the Rider is amended by deleting the word “Seller” and substituting therefore the word “Buyer”. The last line in Section 10 of the Rider is amended by deleting the phrase “Section 9” and substituting therefore the phrase “Section 10”.

10.  The last line of Section 11 of the Rider is amended by deleting the phrase “Section 10” and substituting therefore the phrase “Section 11”.

11.  Seller and Buyer hereby ratify, approve and confirm the Agreement as amended hereby and acknowledge that the Agreement is in full force and effect.

Seller:

BENTHOS, INC.

By    /s/ Ronald L. Marsiglio

        Ronald L. Marsiglio, President

LEUMAS, LLC

By    /s/ Ronald L. Marsiglio

        Ronald L. Marsiglio, Manager

EVETS, LLC

By    /s/ Ronald L. Marsiglio

        Ronald L. Marsiglio, Manager

Buyer:

FALMOUTH ECONOMIC DEVELOPMENT

& INDUSTRIAL CORPORATION

By:    /s/ Harlyn O. Halvorson

         Harlyn O. Halvorson, Chairman

By:    /s/ Richard A. Campbell

         Richard A. Campbell

By:    /s/ Joseph C. Martyna

         Joseph C. Martyna

By:    /s/ William E. McKeon

         William E. McKeon

By:    /s/ Robert F. Stanley

         Robert F. Stanley